EXHIBIT 99.1

Contact:
Brent Turner
Vice President, Treasurer and
Investor Relations
(615) 312-5700

PSYCHIATRIC SOLUTIONS CLOSES ON SALE OF 6,900,000 SHARES OF COMMON STOCK

Underwriters exercise over-allotment option

FRANKLIN, Tenn. (December 24, 2003) — Psychiatric Solutions, Inc. (“PSI”) (Nasdaq: PSYS) today announced that it closed on the sale of 6,900,000 shares of common stock at $16.00 per share. Of these shares, 900,000 were sold through the full exercise of the underwriters’ over-allotment option. The Company sold 3,271,538 shares in the offering and received net proceeds of approximately $49.5 million. The Company intends to use the net proceeds for general corporate purposes, including acquisitions. Certain existing stockholders sold 3,628,462 shares in the offering. PSI will not receive any proceeds from the sale of common stock by the selling stockholders.

      Lehman Brothers is the sole book runner of the offering. Merrill Lynch, Raymond James, SunTrust Robinson Humphrey, Avondale Partners, Stephens and Harris Nesbitt are the co-managers of the offering.

      Psychiatric Solutions, Inc. offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 23 owned or leased freestanding psychiatric inpatient facilities with more than 2,800 beds. The Company also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within general acute care hospitals owned by others.

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